Exhibit 2.1

FIRST AMENDMENT TO

PARTICIPATION AND EXPLORATION AGREEMENT

This First Amendment to Participation and Exploration Agreement (this “Amendment”) dated September 30, 2010 (the “Amendment Effective Date”), is made by and between Summit Discovery Resources II, LLC (“Summit”), located at 840 Gessner, Suite 900, Houston, Texas 77024, and Rex Energy I, LLC (“Rex I”), and R.E. Gas Development, LLC (“R.E. Gas”), both located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (individually or collectively sometimes called “Rex”), and with Rex and Summit sometimes referred to as the “Parties,” or separately sometimes referred to as a “Party.”

RECITALS

WHEREAS, Rex and Summit entered into that certain Participation and Exploration Agreement dated as of August 31, 2010 (the “Original Agreement”); and

WHEREAS, Rex and Summit desire to correct certain exhibits and amend certain provisions of the Original Agreement (as amended by this Amendment, the “Agreement”) pursuant to Section 15.23 thereof in the manner and on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. Any capitalized term used but defined in this Amendment shall have the meaning given such term in the Original Agreement.

ARTICLE II

Amendments

Section 2.1 Amendments.

(a)	Exhibit “A”; Section 3.01(b). In accordance with the last paragraph of Section 3.01 of the Original Agreement, the Parties agree to correct Exhibit “A” attached to the Original Agreement by deleting it in its entirety and replacing it with Exhibit “A” attached hereto. As a result of such corrections, the first clause in Section 3.01(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) as consideration for the assignment of the Basic Summit Interest, Summit shall pay R.E. Gas the sum of Thirty Million, Five Hundred Fifty-Five Thousand, Four Hundred Ninety-Six Dollars ($30,555,496) (“Area One Cash Payment”)”

(b)	Exhibit “B”; Section 4.01. In accordance with the last paragraph of Section 4.01 of the Original Agreement, the Parties agree to correct Exhibit “B” attached to the Original Agreement by deleting it in its entirety and replacing it with Exhibit “B” attached hereto. As a result of such corrections, the last clauses of the first sentence in Section 4.01 of the Original Agreement are hereby deleted in their entirety and replaced with the following:

“Summit shall pay to Rex on the Closing Date the sum of Nineteen Million, Thirty-Three Thousand, Two Hundred Ninety-Two Dollars ($19,033,292) (“Area Two Cash Payment”), subject to downward adjustment if one or more of the Rex Area Two Leases become Excluded Properties pursuant to this Agreement.”

(c)	Exhibit “C”; Section 5.01. In accordance with the last paragraph of Section 5.01 of the Original Agreement, the Parties agree to correct Exhibit “C” attached to the Original Agreement by deleting it in its entirety and replacing it with Exhibit “C” attached hereto. As a result of such corrections, the last clauses of the first sentence in Section 5.01 of the Original Agreement are hereby deleted in their entirety and replaced with the following:

“Summit shall pay to Rex on the Closing Date the sum of Six Million, One Hundred Five Thousand, Three Hundred Eighty-Six Dollars ($6,105,386) (“Area Three Cash Payment”), subject to downward adjustment if one or more of the Rex Area Three Leases become Excluded Properties pursuant to this Agreement.”

(d)	Section 2.29. Section 2.29 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.29 Area One Drilling Carry Obligation means the product of $5,000 and fifteen percent (15%) of the Original Interests in the total Net Acres covered by the Rex Area One Leases, stipulated to be $30,555,496 subject to adjustment as provided in Section 3.01 below.”

(e)	Section 2.40. Section 2.40 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.40 Area Three Drilling Carry Obligation means the product of $4,057.50 and fifty percent (50%) of the Original Interests in the total Net Acres covered by the Rex Area Three Leases, stipulated to be $6,105,386 subject to adjustment as provided in Section 5.01 below.”

(f)	Section 2.51. Section 2.51 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.51 Area Two Drilling Carry Obligation means the product of $4,057.50 and twenty percent (20%) of the Original Interests in the total Net Acres covered by the Rex Area Two Leases, stipulated to be $19,033,292 subject to adjustment as provided in Section 4.01 below.”

Section 2.2 Phase I Leases. Attached hereto as Schedule I is a list of additional oil and gas leases acquired by R.E. Gas during the period between the Effective Date and the Closing, which in accordance with Section 3.05(j) of the Original Agreement, shall be deemed and considered to be, and shall be treated for all purposes, as if they were, “Phase I Leases” acquired by R.E. Gas on the first day of the Phase I Leasing Period.

ARTICLE III

Miscellaneous

Section 3.1 Entire Agreement. The Original Agreement as amended by this Amendment contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understanding, negotiations, and discussions among the Parties with respect to such subject matter. The Original Agreement, except as amended by this Amendment, shall remain in full force and effect.

Section 3.2 Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

SUMMIT DISCOVERY RESOURCES II, LLC By: Summit Oil & Gas USA Corporation, its Manager

By	/s/ Takuya Kamisago
Takuya Kamisago
Secretary

REX ENERGY I, LLC

By	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

R.E. GAS DEVELOPMENT, LLC

By	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

Signature Page to First Amendment